EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 1st day of January, 2011, by and between Voice Assist Inc., a Nevada public company having its principal place of business at 2 South Point Drive, Suite 100, Lake Forest, CA 92630 (the “Employer”), and Andrew Fox , an individual currently residing in [Intentionally omitted] (the “Employee”).  As used herein, the term “Parties” shall be used to refer to the Employer and Employee jointly.

WHEREAS:

A.           Employer has recently become a public company and

B.           Employer is of the opinion that Employee has education, experience and/or expertise which is of value to Employer and its shareholders, and

C.    Employer and Employee acknowledge and agree that each party seeks to revoke all prior oral and written agreements, understandings, and arrangements between Employer and Employee in connection with Employee’s proposed employment by Employer.

D.           Employer desires to be assured of the association and services of Employee and Employer acknowledges that Employee does not have any existing conditions or incapacity which would render him unfit to fulfill his obligations under this Agreement.

E.           Employee is willing and desires to be employed by Employer, and Employer is willing to employ Employee, upon the terms, covenants and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which the Parties hereto acknowledge Employer and Employee agree as follows:

1.	EMPLOYMENT: Employer hereby agrees to employ Employee and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth.

2.	COMPENSATION.

3.1
 Salary Employer shall pay Employee a base annual salary of One Hundred Eighty Thousand Dollars ($180,000) per year less taxes and other withholdings as required by law and prorated for any partial periods.  All payroll checks will be payable in accordance with Employer’s normal policies but in no event less often than semi-monthly (the “Salary”).

3.2	Bonus and Incentive: Employer shall pay Employee a quarterly bonus totaling $120,000 a year upon reaching mutually agreeable objectives set by Employer and Employee.

3.3	Stock Options:
Employee shall be eligible to participate in Company’s 2010 Stock Option Plan during the term of employment as determined by the Company’s Board of Directors. The grant of the options as referenced herein is subject to the Board of Directors approval of the Stock Option Agreement attached. Management intends to recommend to the Board that Employee be granted 500,000 options to be vested over three years.

4.	EMPLOYEE BENEFITS. Subject to the requirements of the California Labor Code (as defined in Section 1—29.5), Employer and Employee agree as follows:

4.1
General Benefits:  Employee shall be entitled to receive or participate in all benefit plans and programs of Employer currently existing or hereafter made available to executives or senior management of Employer, including but not limited to, dental and medical insurance, including coverage for dependents of Employee, pension and profit sharing plans, 401(k) plans, incentive savings plans, stock option plans, group life insurance, salary continuation plans, disability coverage and other fringe benefits.

4.2
Business Expense: Employee shall be provided with American Express and/or Visa/Master Card credit cards issued in the name of Employer, for purposes of paying business expenses, including without limitation, business travel, entertainment, lodging and similar activities.  Additionally, Employee shall be entitled to receive proper reimbursement for all reasonable out-of-pocket expenses incurred directly by Employee in performing Employee’s duties and obligations under this Agreement.  Employer shall reimburse Employee for such expenses on a monthly basis, upon submission by Employee of appropriate receipts, vouchers or other documents in accordance with Employer’s policy.

4.3
Automobile Expenses: Employer shall provide Employee with an automobile allowance of $500 per month to compensate Employee for the use of his automobile in the course of performing his duties and obligations under this Agreement.

4.4
Cellular Telephone & Internet: Employer shall provide Employee with a cellular telephone and high speed internet access for use on Employer’s business and Employer shall be responsible for all costs and expenses incurred in connection with the operation and use of such services, including but not limited to, monthly service charges and maintenance; provided, however, that Employer shall not be responsible for costs and expenses incurred for personal use of Employee.

4.5
Assistance: Employer shall furnish Employee with an executive office, together with a portable computer and office equipment and such other facilities and services as are deemed by the President of Employer to be suitable for his position and adequate for the performance of his duties and obligations under this Agreement.

4.6
Vacation:  Employee shall be entitled during each twelve (12) month period during the Term of this Agreement to a vacation of four (4) weeks during which time Employee’s compensation will be paid in full. Vacation days will accrue at a rate of 13.33 hours a month with a maximum of 160 hours accrual at one time. Upon reaching a total of 160 hours/4 weeks accrual will cease.  Unused days of vacation will be compensated in accordance with Employer’s policy as established by Employer from time to time.  Employee may take the vacation periods at any time during the year as long as Employee schedules time off as to not create hardship on Employer.  In addition, Employee shall have such other days off as shall be determined by Employer and shall be entitled to paid sick leave and paid holidays in accordance with Employer’s policy.

5.           DUTIES/SERVICE

5.1
Position: Employee is employed as Vice President of Developer Applications and shall perform such services and duties as are defined in Addendum B, Job Description, attached hereto, and as are normally associated with such position, subject to the direction, supervision and rules and regulations of Employer and its CEO.

5.2
Place of Employment: The place of Employee’s employment and the performance of Employee’s duties will be at Employer’s corporate headquarters and at a separate office facility in Lake Forest, CA or at collocation facilities as agreed upon by Employer and Employee. Employee will be working primarily from her home office in  Mountain View, California.

5.3
Extent of Services: Employee shall at all times and to the best of his ability perform his duties and obligations under this Agreement in a reasonable manner consistent with the interests of Employer.  The precise services of the Employee may be extended or curtailed, from time to time as agreed upon by Employer and Employee, and Employee agrees to render such different and/or additional services of a similar nature as agreed upon by Employer and Employee.  However, Employer shall not require Employee to relocate without Employee’s prior written consent.

5.3.1 Except as otherwise agreed by Employer and Employee in writing, it is expressly understood and agreed that Employee’s employment is fulltime and of a critical nature to the success of Employer and is therefore exclusive.  Employee may not be employed by other entities or otherwise perform duties and undertakings on behalf of others or for his own interest unless Employer and Employee mutually agree to such activity.  Employer acknowledges that Employee presently, or may in the future, serve on the Board of Directors of other companies and such action shall not be a breach of this section; provided, however, that such companies either: (a) are listed on Addendum C, attached hereto; or (b) do not compete with Employer or interfere with the performance of Employee’s duties pursuant to this Agreement, as determined in the reasonable judgment of the CEO and Employee.

5.3.2 Additionally, Employer recognizes that Employee has, or may have in the future, non-passive equity positions in other companies, which either: (a) are listed on Addendum C attached hereto; or (b) do not compete with Employer in the reasonable judgment of the CEO and Employee.  Employer recognizes that such equity positions may occasionally require some limited attention from Employee during normal business hours.  However, Employee agrees that if such time is considered excessive by the CEO, Employee shall be so advised and noticed by Employer and Employee shall be required to make appropriate adjustments to ensure his duties and obligations under this Agreement are fulfilled.

6.
TERMINATION. The Term of this Agreement shall end upon (a) upon the Employee’s resignation, death or permanent disability or incapacity; or (b) by Employer at any time for “Cause” (as defined in Section 6.4 below) or without Cause

6.1
BY RESIGNATION:  If Employee resigns, Employee shall be entitled to receive Employee’s Salary and Incentive Compensation only through the date of such resignation and Employee’s Option Shares shall be deemed vested only through the date of such resignation.

6.2
BY REASON OF INCAPACITY OR DISABILITY: If Employee becomes so incapacitated by reason of accident, illness, or other disability that Employee is unable to carry on substantially all of the normal duties and obligations of Employee under this Agreement for a continuous period of ninety (90) days (the “Incapacity Period”), this Agreement shall terminate but Employee shall be entitled to receive Employee’s Salary and Incentive Compensation only through the date of such Incapacity Period and Employee’s Option Shares shall be deemed vested only through the date of such Incapacity Period.

6.3
BY REASON OF DEATH:  If Employee dies during the Term of or any renewal term hereof this Agreement, Employer shall: (a) pay to the estate of Employee, through the end of the calendar quarter, Employee’s Incentive Compensation in accordance with the terms and conditions of Addendum A; (b) pay to the estate of Employee, for a period of three (3) months beginning on the date of death (the “Extended Period”), Employee’s Salary payable in periodic installments on Employer’s regular paydays, at the rate then in effect; and (c) Employee’s Option Shares shall be deemed vested through the date of the Extended Period. Other death benefits will be determined in accordance with the terms of Employer’s benefit plans and programs.

6.4
FOR CAUSE:  If the Term of this Agreement is terminated by Employer for Cause: (a) Employee shall be entitled to receive Employee’s Salary and Incentive Compensation only through the date of termination; and (b) Employee’s Option Shares shall be deemed vested only through the date of such termination for Cause.  However, if a dispute arises between Employer and Employee that is not resolved within sixty (60) days and neither party initiates arbitration proceedings pursuant to Section 11.8, Employer shall have the option to pay Employee the lump sum of Six (6) months base of Employee’s Salary at the time of termination (the “Severance Payment”) rather than Employee’s Salary and Incentive Compensation through the date of termination, and Employee’s Option Shares shall continue to be deemed vested through the date of such termination for Cause.  Such determination to pay the Severance Payment in lieu of Employee’s Salary and Incentive Compensation shall be made in the reasonable judgment of the President and/or CEO.  If Employer elects to make a payment to Employee of the Severance Payment, the Parties hereto agree that such payment and the payment provided by Section 6.6 shall be Employee’s complete and exclusive remedy for such a termination for Cause.  For purposes of this Agreement, “Cause” shall mean: (i) any act of dishonesty or fraud with respect to Employer; (ii) the commission by Employee of a felony, a crime involving moral turpitude or other act causing material harm to Employer’s standing and reputation; (iii) Employee’s continued failure to perform Employee’s duties or complete tasks assigned by Employer after ten (10) days’ written notice thereof to Employee; or (iv) the actual conduct of, and not merely the allegation of, gross negligence or willful misconduct by Employee with respect to Employer; (v) failure to communicate or respond during any major system outage impacting a significant number of subscribers or resellers.

6.5
WITHOUT CAUSE: If Employer terminates the Employee’s employment without Cause: Employee shall be entitled to receive, for a period of six months, Employee’s Base Salary, payable in periodic installments on Employer’s regular paydays, at the rate then in effect.  The payments provided by Sections 6.5 and 6.6 shall be Employee’s complete and exclusive remedy for any termination without Cause.

6.6	CHANGE IN CONTROL: If employment is terminated in connection with a change in control of the Company, Employee is entitled to six month severance which includes Employee’s Base Salary.

6.7
EFFECT OF TERMINATION ON UNUSED VACATION TIME:  Upon the termination of this Agreement for any reason whatsoever, Employee shall also have the right to receive any accrued but unused vacation time, and any benefits vested under the terms of any applicable benefit plans, and within the accrual limitations

7.
NON-DISCLOSURE AND INVENTION AND COPYRIGHT ASSIGNMENT AGREEMENT:  Employee’s employment is subject to the requirement that Employee sign observe and agree to be bound, both during and after Employee’s employment, by the provisions of Employer’s Non-Disclosure and Invention and Copyright Assignment Agreement, a copy of which is attached hereto as Addendum D.  Employee’s execution of the Non-Disclosure and Invention and Copyright Assignment Agreement is an express condition precedent to Employer’s obligations under this Agreement.  Employee further agrees to execute, deliver and perform, during the Term of Employee’s employment with Employer and thereafter, any other reasonable confidentiality and non-disclosure agreements concerning Employer and any of its affiliates and its business and products, which Employer promulgates for other key employees and executives.

8.
RETURN OF EMPLOYER PROPERTY: Employee agrees that upon any termination of his employment, Employee shall return to Employer within a reasonable time not to exceed two (2) weeks, any of Employer’s property in his possession or under his control, including but not limited to, computer/office automation equipment, passwords, keys, electronic ID cards, records and names, addresses, and other information with regard to customers or potential customers of Employer with whom Employee has had contact or done business.

9.	RELATIONSHIP OF PARTIES: The Parties intend that this Agreement create an employee-employer relationship between the Parties.

10.
NOTICES:  All notices, required and demands and other communications hereunder must be in writing and shall be deemed to have been duly given when personally delivered or when placed in the United States Mail and forwarded by Registered or Certified Mail, Return Receipt Requested, postage prepaid, or when forwarded via reputable overnight carrier, addressed to the party to whom such notices is being given at the following address:

As to Employer:

Voice Assist, Inc.
Suite 100, 2 S. Point Dr.
Lake Forest, CA 92630
Attn:CEO

As to Employee:

Andrew Fox
[Intentionally Omitted]

Address Change: Any party may change the address(es) at which notices to it or him, as the case may be, are to be sent by giving the notice of such change to the other Parties in accordance with this Section 10.

11. MISCELLANEOUS:

11.1
Entire Agreement:  This Agreement and the Addendums hereto contain the entire agreement of the Parties.  This Agreement may not be altered, amended or modified except in writing duly executed by both of the Parties.

11.2	Assignment: Neither party, without the written consent of the other party, can assign this Agreement.

11.3
Binding:  This Agreement shall be binding upon and inure to the benefit of the Parties, their personal representative, successors and assigns and in the event of any subsequent merger, consolidation, or similar transaction by Employer, all rights of Employee shall continue and remain enforceable, at Employee’s election against any said successor or assign.

11.4	No Waiver: The waiver of the breach of any covenant or condition herein shall in no way operate as a continuing or permanent waiver of the same or similar covenant or condition.

11.5
Severability:  If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way.  The Parties hereto agree to replace any invalid provision with a valid provision which most closely approximates the intent of the invalid provision.

11.6	Interpretation: This Agreement shall not be construed more strongly against any party hereto regardless of which party may have been more responsible for the preparation of Agreement.

11.7	Governing Law: This Agreement shall be governed by and construed under the laws of the State of California, without reference to the choice of law principles thereof.

11.8	Arbitration:

11.8.1 Any dispute or claim arising to or in any way related to this Agreement shall be settled by binding arbitration in Lake Forest, California but any dispute or controversy arising out of or interpreting this Agreement shall be settled in accordance with the laws of the State of California as if this Agreement were executed and all actions were performed hereunder within the State of California.  All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association ("AAA").  AAA shall designate an arbitrator from an approved list of arbitrators following both Parties' review and deletion of those arbitrators on the approved list having a conflict of interest with either party.  Each party shall pay its own expenses associated with such arbitration and except for Employer’s obligations under the Securities Exchange Act of 1934, the Parties agree to keep all such matters confidential.  A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen and in no event shall such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations.  The decision of the arbitrators shall be rendered within 60 days of submission of any claim or dispute, shall be in writing and mailed to all the Parties included in the arbitration.  The decision of the arbitrator shall be binding upon the Parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereof.

11.8.2
The only claims or disputes excluded from binding arbitration under this Agreement are the following: any claim by Employee for workers’ compensation benefits or for benefits under an Employer plan that provides its own arbitration procedure; and any claim by either party for equitable relief, including but not limited to, a temporary restraining order, preliminary injunction or permanent injunction against the other party.

11.8.3
This agreement to submit all Covered Claims to binding arbitration in no way alters the exclusivity of Employee’s remedy under Section 6.5 in the event of any termination without Cause or the exclusivity of Employee’s remedy under Section 6.4 in the event of any termination with Cause, and does not require Employer to provide Employee with any type of progressive discipline.

11.8.4  Title:  Titles to the sections of this Agreement are solely for the convenience of the Parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

11.8.5            Counterparts: This Agreement may be executed in counterparts, each of which shall be deemed an original, but together which shall constitute one and the same instrument.

11.8.6 Exhibit A:  Exhibit A attached hereto, is an integral part of this Agreement is incorporated by reference herein.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

Employer:                                                                           VOICE ASSIST INC.,
a Nevada corporation

By: _/s/Michael Metcalf___________
(signature)

Michael Metcalf
(Type/Print name)

         CEO
(Office held)

Employee:
By: _/s/Andrew Fox_______________
(signature)

        Andrew Fox
(Type/Print name)

ADDENDUM A
EMPLOYEE STOCK OPTION PLAN

This Employee Incentive Compensation Agreement (this “Agreement”) is entered into as of this 1st day of January, 2011, by and between Voice Assist, Inc., a Nevada corporation (the “Employer”), and Andy Fox (“Employee”), as follows:

WHEREAS, it is in the best interest of Employer and Employee to enter into a continuing arrangement to cover annual Employee Incentive bonuses, and

WHEREAS, both Parties to this Agreement desire to memorialize various aspects of their relationship:

NOW, THEREFORE, the Parties hereby agree as follows:

1.	Addendum. This Agreement is in an addendum to that certain Employment Agreement effective of even date herewith.

2.	Employee Incentive Bonus:
The Employee shall be entitled to participate in the Senior Management Stock Incentive Plan when and if such plan is formed and adopted by the company’s Board of Directors.  The Board’s determination of entitlement under such plan shall be at their sole and absolute discretion.

3.
Termination: Termination of employment with Employer, whether voluntary or involuntary, shall not affect any bonus earned but not paid.  If employment is terminated, a proportionate share of any bonus earned shall be paid to Employee on the next regular bonus payment date.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

Employer:                                                                           VOICE ASSIST INC.,
a Nevada corporation

By: _/s/Michael Metcalf_______________
(signature)

   Michael Metcalf
(Type/Print name)

         CEO
(Office held)

Employee:

By: _/s/Andrew Fox_________________
(signature)

    Andrew Fox
(Type/Print name)

ADDENDUM B

Job Title:                            Vice President of Developer Partnerships and Programs
Department:                            Developer Programs and Alliances
Reports To:                            President

JOB DESCRIPTION FOR ANDREW FOX
Vice President of Developer Partnerships and Programs

Position Summary
The Vice President of Developer Partnerships and Programs reports to the President and is a member of the company’s executive team. He is responsible for the direction and management of all sales and business development operations including market competitiveness, pricing, compensation, and distribution and channel strategy. This position may include responsibility for business development.

Responsibilities

•	Oversee the development, hiring, managing and motivation of the Voice Assist In application Developer Community organization

•	Be a role model for the company culture

Overview: Global responsibility for driving the usage of the Voice-Assist platform into the application and Device Development Community and through key mobile channels such as Mobile Operators

1.	Build and execute global strategy for driving Voice Assist into the mobile application and device development community

2.	Create business models, revenue and partner target and other performance measurements for the global strategy

3.	Build global team to execute strategy and drive revenue

4.	Develop, launch and manage Voice Assist Development Portal as well as associated sales tools (white paper presentations, etc.)

Manage key house accounts for driving revenue and industry credibility

Requirements

•	At least 15 years Developer and Partnership experience in comparable industries with 7 years in a senior management position

•	Ability to plan and manage both the strategic and operational levels

•	Bachelors degree and MBA required

ADDENDUM C
Approved Non-Voice Assist, Inc.
Business Activity Exemptions

Description of Business Activity

Any charitable work for a recognized 501 c 3 charitable cause

Any position or work performed in furtherance of the reasonable aims of any religious organization to which the Employee is associated.

Any part-time work that will not materially interfere with the conduct of completion of the Employee’s duties and responsibilities to Voice Assist.

Any work, function or position that, in the sole discretion of the CEO or President, is approved hereunder.

The following are the list of companies with non-passive equity positions

+ 2ThumbZ Entertainment

+ Mindzap Media

+ BigThought.com

ADDENDUM D

EMPLOYEE NONDISCLOSURE AND INVENTION

AND

COPYRIGHT ASSIGNMENT AGREEMENT

In consideration of my employment by Voice Assist, Inc. or any of its subsidiaries and affiliates (“Employer”):

1.           I will promptly disclose to Employer in writing all discoveries, concepts and ideas, whether patentable or unpatentable, including but not limited to processes, designs, innovations, inventions, formulas, methods, and techniques, as well as improvements and know-how related thereto, made, conceived, reduced to practice or learned by me while in Employer’s employ, either solely or jointly with others during my employment (“Employer Inventions”).  This Agreement shall not apply to any Invention developed entirely on my own time without using Employer’s equipment, supplies, facilities or trade secret information, except for those items and inventions that either: (i) relate, at the time of conception or reduction to practice of the invention, to Employer’s business or any of the products or services being developed, manufactured or sold by Employer or which may conveniently be used in relation therewith, or actual, or demonstrably anticipated research or development of Employer, or (ii) result from any work performed by me for Employer.

THIS AGREEMENT DOES NOT APPLY TO ANY INVENTION WHICH QUALIFIES FULLY UNDER THE PROVISIONS OF CALIFORNIA LABOR CODE.

(a)           I hereby assign to Employer all of my right, title and interest in and to all such Employer Inventions and to applications for United States and/or foreign letters patent and to United States and/or foreign letters patent granted upon such Employer Inventions.

(b)           I will acknowledge and deliver promptly to Employer such written instruments and do such other acts, such as giving testimony in support of my inventorship as may be necessary in the opinion of Employer to obtain and maintain United States and/or foreign letters patent and to vest the entire right and title thereunto in Employer.

(c)           I agree that, except for works listed on the attached Schedule 1, which list the Employer and I may jointly add to from time to time, title to any and all copyrights, copyright registrations and copyrightable subject matter which occurs as a result of my employment by Employer shall be the sole and exclusive property of Employer, and that such works comprise works made for hire.  I hereby assign, and agree to assign, all of said copyrights to Employer.

(d)           I have listed on the attached Schedule 2, all unpatented, but potentially patentable, ideas and inventions conceived before my employment with Employer and which are exempt from the obligations of this Agreement.

(e)           In the event Employer is unable to secure my signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right of protection relating to any Employer Inventions, I hereby irrevocably designate and appoint Employer and each of its duly authorized officers and agents as my agent and attorney-in-fact to act for and in my behalf and stead to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of patents, copyrights or other rights or protections with the same force and effect as if executed and delivered by me.

2.           As a direct or indirect consequence of my employment with Employer, I have been and will/may be exposed to highly sensitive and confidential information (some of which I may in the past have, or may in the future, develop or contribute to) not generally, if at all, known or available to persons or entities not in some way affiliated with Employer and/or affiliates  (“Confidential Information”).  Confidential Information shall include, without limitation, all: (i) information that has or could have commercial value or other utility in the business in which Employer and its affiliates are engaged or contemplate engaging in; and (ii) all information the unauthorized disclosure of which could be detrimental to the interests of Employer and/or its affiliates, whether or not such information is identified as Confidential Information by Employer.  By example, and without limitation, Confidential Information includes:  financial statements and records, illustrations, prototypes, models, whether patentable or unpatentable, trade secrets, know-how, concepts and other data, trademarks, copyrights, design features, or configurations of any kind, procedures, demonstrations, methods, processes, uses, manufacturing information, techniques, formulas, improvements, research and development data, pamphlets, books, reports or other documents, inspection procedures, apparatuses, compounds, compositions, combinations, programs, software and works of authorships, whether discovered, conceived, developed, made or produced, research and development projects; strategic alliances; confidential information of other entities or companies with whom Employer or its affiliates may enter into joint ventures, strategic alliances or other business relationships; the identity of consultants and assistants; future advertising and marketing methods and plans; detailed sales and pricing information and formulas; budgets; product performance; sources of products; production and distribution methods or procedures; business methods, procedures and plans; licensing arrangements; customer product preferences and requirements; and, additional information relating to financial, marketing, technical, developmental and/or other business aspects, of Employer and/or Employer’s affiliates.  I agree and understand that any and all of the foregoing is considered by Employer to be of a highly confidential nature and as a trade secret.  The term “Confidential Information” shall not include any information obtained by me through (i) industry publications which are disseminated to or can be acquired by businesses in the industry, (ii) Dodge Reports and Dun & Bradstreet and any similar information services, (iii) any Chamber of Commerce or other trade association reports, or (iv) reports from governmental agencies.  In furtherance of the foregoing, I agree as follows:

(a)           To refrain from reproducing or making any summary, extract or abridgement of, other than in the regular course of business, or removing, any business record, document, schematic, drawing, instrument, component or any other item dealing with the Confidential Information without prior written consent therefor.

(b)           To refrain from discussing with any other person or persons, whether or not said persons are in the employ of Employer, any aspect of the Confidential Information, except as said discussions directly relate to completion of the particular task at hand and/or in compliance with instructions to do so.

(c)           To accept and maintain the Confidential Information on a confidential basis and to protect and safeguard same against unauthorized publication or disclosure.  I will not be justified in disregarding the obligation of confidentiality by selecting individual pieces of public information and fitting them together by use of integrated disclosure to contend that such Confidential Information is in the public domain.

(d)           Other than in furtherance of my employment with Employer, not to use, directly or indirectly, for my own or for my future employer’s advantage, any Confidential Information learned during my employment with Employer and which is not made publicly known (through no fault of mine).

(e)           Not to disclose, publicize, reveal or make available, directly or indirectly, any of the Confidential Information to any firm, person, or entity whatsoever, except for a disclosure which is required, if at all, by statute, order of court or otherwise by law, and then only after first advising Employer of such demand with reasonably sufficient advance notice, if possible, so as to afford Employer an opportunity to seek a protective order.

(f)           Upon termination of my employment, to turn over to a designated individual employed by Employer all property then in my possession, custody or immediate control belonging to Employer.  I will not retain any original, copy, summary or abridgement of any document which contains Confidential Information, including correspondence, memoranda, reports, calendars, contracts, notebooks, drawings, photos or other documents relating in any way to the affairs of Employer or to the affairs of its affiliated companies and which are entrusted to me or developed by me at any time during my employment with Employer, all of which, will be delivered to Employer immediately upon termination of my employment.

(g)           Not to interfere with the relationship between and/or among Employer and its consultants, agents, employees or others working on research and development projects or providing services or products to or for Employer, nor disclose the identity of said individuals and/or entities so long as not otherwise generally known in the trade.

3.           Notwithstanding the definition of “Confidential Information,” I understand that I shall not be liable for disclosure to any third party or use of any Confidential Information which: (i) at the time of disclosure or thereafter becomes a part of the public domain through no act or omission by me; (ii) has been independently generated, discovered or perfected by me and is listed on the attached Schedule 2; (iii) is subsequently and lawfully disclosed to me by a third party, which third party did not acquire the information under an obligation of confidentiality from or through Employer; or (iv) is required to be disclosed as a matter of law.

4.           I acknowledge and agree that the Confidential Information, and the strict confidentiality thereof, materially affects the successful conduct of Employer’s business and its goodwill; therefore, any breach of the terms of this Agreement by me is a material breach thereof, and may result in termination of my employment, the imposition of injunctive relief, and liability for damages sustained by Employer.  In furtherance of the foregoing, I agree to pay all costs, expenses and attorneys’ fees as incurred by Employer in the enforcement of this Agreement.

5.           No modification or waiver of this Agreement or any of its provisions shall be binding upon Employer unless made in writing and signed on behalf of Employer by one of its officers (other than me).  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision and such invalid or unenforceable provision shall be reformed to the extent possible in order to give its intended effect and/or meaning.  This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

6.           This Agreement together with my Employment Agreement with Employer supersedes any and all agreements between me and Employer with respect to the subject matter hereof.

7.           In the event of any controversy, dispute or claim arising out of or relating to this Agreement, the Employer and I agree as follows:

(a)           I acknowledge and agree that any breach by me of this Agreement, including but not limited to, disclosure of any information that, at law or in good conscience or equity, should remain confidential, may give rise to irreparable injury to Employer which will not be adequately compensable by damages.  Accordingly, Employer may seek and obtain injunctive relief against the breach or threatened breach of any of the foregoing undertakings, in addition to all other legal remedies, if any, that may be available.  I acknowledge and expressly agree that the covenants contained herein are necessary for the protection of the legitimate business interests of Employer and its affiliates and are reasonable in scope and content, and I hereby waive, to the maximum extent permitted by applicable law, any requirement that Employer or any other person post a bond in order to obtain equitable relief.

(b)           Except as otherwise set forth in subparagraph 7(a), all claims, disputes and other matters in controversy (collectively, “Dispute”) arising, directly or indirectly out of or related to this Agreement, or the breach thereof, whether contractual or non-contractual, and whether during the term or after the termination of this Agreement, shall be resolved exclusively according to the arbitration provisions of Section 11.8 of the Employment Agreement between me and Employer.

8.           The covenants and agreements undertaken herein shall survive termination of my employment.

I have read and fully understand the foregoing, and by affixing my signature below, I agree to be fully bound hereby.

Dated: __December 29th, 2010____________________

Employee:

/s/ Andrew Fox

Print Name: Andrew Fox

Schedule 1

to Addendum D

Copyrighted And Copyrightable Work Exempt From

This Employee Nondisclosure And Invention

And Copyright Assignment Agreement

Description of Work                                                                Employee’s Signature                                           Employer’s Signature

None                                                                       /s/ Andrew Fox                                  /s/Michael Metcalf

Schedule 2

to Addendum D

Unpatented But Potentially Patentable

Ideas And Inventions

Conceived Prior To Employment With Employer

Description of Ideas & Inventions                                                                Employee’s Signature                                           Employer’s Signature

None                                                                             /s/ Andrew Fox                                  /s/Michael Metcalf